PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(2)
             Registration Statement No. 333-112249 and 333-112249-01
                  Pricing Supplement No. 12 Dated May 13, 2005
                    (To Prospectus dated April 27, 2004, and
                           Prospectus Supplement dated
                                 April 27, 2004)
                                CUSIP: 02003MAM6
                                  ISIN: US02003MAM64



                          Allstate Life Global Funding
                            Secured Medium Term Notes
                                 Issued Through
             Allstate Life Global Funding Trust 2005-6 (the "Trust")

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         The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

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Principal Amount:  $250,000,000                              Agent(s) Discount: 0.000%
Issue Price:  100.000%                                       Original Issue Date:  May 20, 2005
Net Proceeds to the Trust:  $250,000,000                     Stated Maturity Date:  May 21, 2007
Funding Agreement Number(s):                                 FA-41083
Specified Currency:                                          U.S. Dollars
Interest Payment Dates:                                      The 21st day of each month.
Initial Interest Payment Date:                               June 21, 2005
Regular Record Dates:                                        15 calendar days prior to each Interest Payment Date
Type of Interest Rate:                                       [  ] Fixed Rate  [ v ] Floating Rate
Fixed Rate Notes:                                            [  ] Yes  [ v ] No.  If, Yes,
Interest Rate:
Floating Rate Notes:                                         [ v ] Yes  [  ] No.  If, Yes,
Regular Floating Rate Notes:                                 [ v ] Yes  [  ] No.  If, Yes,
     Interest Rate:                                          Interest Rate Basis plus the Spread
     Interest Rate Basis(es):                                See below
Floating Rate/Fixed Rate Note:                               [  ] Yes  [ v ] No.  If, Yes,
     Floating Interest Rate:
     Interest Rate Basis(es):
     Fixed Interest Rate:
     Fixed Rate Commencement Date:
Inverse Floating Rate Note:                                  [  ] Yes  [ v ] No.  If, Yes,
     Fixed Interest Rate:
     Floating Interest Rate:
     Interest Rate Basis(es):
Initial Interest Rate, if any:                               Interest Rate Basis plus the Spread determined as of the second
                                                             London banking day preceding the Original Issue Date

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Initial Interest Reset Date:                                 June 21, 2005
Interest Rate Basis(es).  Check all that apply:
     [  ] CD Rate                                                 [  ] Commercial Paper Rate
     [  ] CMT Rate                                                [  ] Eleventh District Cost of Funds Rate
     [ v ] LIBOR                                                  [  ] Federal Funds Rate
     [  ] EURIBOR                                                 [  ] Treasury Rate
     [  ] Prime Rate                                              [  ] Other (See Attached)
     If LIBOR:
     [  ] LIBOR Reuters Page                                      [ v ] LIBOR Moneyline Telerate Page 3750
     LIBOR Currency:  U.S. Dollars
     If CMT Rate:
         Designated CMT Telerate Page:
         If 7052:                                                     [  ] Weekly Average
                                                                      [  ] Monthly Average
         Designated CMT Maturity Index:
Index Maturity:                                                   One month
Spread (+/-):                                                     0.02%
Spread Multiplier:                                                Not applicable
Interest Reset Date(s):                                           Each Interest Payment Date
Interest Determination Date(s):                                   The second London banking day preceding the related
                                                                  Interest Reset Date
Maximum Interest Rate, if any:                                    Not applicable
Minimum Interest Rate, if any;                                    Not applicable
Calculation Agent:                                                J.P. Morgan Trust Company, National Association
Exchange Rate Agent:                                              Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                             [  ] Yes  [ v ] No.  If, Yes,
     Amortizing Schedule:
     Additional/Other Terms:
Discount Note:                                               [  ] Yes  [ v ] No.  If, Yes,
     Total Amount of Discount:
     Initial Accrual Period of Discount:
     Additional/Other Terms:
Redemption Provisions:                                       [  ] Yes  [ v ] No.  If, Yes,
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction (if any):
     Redemption:                                             [  ] In whole only and not in part
                                                             [  ] May be in whole or in part
     Additional/Other Terms:



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Repayment:                                                   [  ] Yes  [ v ] No.  If, Yes,
     Repayment Date(s):
     Repayment Price:
     Repayment:                                              [  ] In whole only and not in part
                                                             [  ] May be in whole or in part
     Additional/Other Terms: Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                                 [  ] Yes [ v ] No. If Yes, Name of Exchange
Authorized Denominations:                                    $1,000
Ratings:
     The Notes issued under the Program are rated "AA" by Standard & Poor's
     Ratings Services, a division of The McGraw Hill Companies, Inc. and "Aa2"
     by Moody's Investors Service, Inc.

Agent(s) Purchasing Notes as Principal: [ v ] Yes [ ] No. If Yes,
Agent(s)                                                                                              Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                                                                                        $250,000,000




     Total:                                                                                             $250,000,000
Agent(s) Acting as Agent:                                    [  ] Yes [ v ] No.  If Yes,
Agent(s)                                                     Principal Amount


     Total:

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Additional/Other Terms:  Not applicable

Special Tax Considerations: Interest payable on the Notes will be treated as "qualified stated interest" for United States Federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading "United States Federal Income Tax Considerations-U.S. Holders-Floating Rate Notes."

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